Exhibit 99.1

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Jeff Horwitz

Investor Relations

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investorinfo@ryerson.com

Ryerson Enters Into Definitive Agreement to Acquire

Central Steel & Wire Company

(Chicago – June 5, 2018) – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, announced today its entry into a definitive merger agreement to acquire Central Steel & Wire Company (“Central Steel & Wire” – Pink Sheet: CSTW), a metal service center with six locations across the Central and Eastern U.S. Central Steel & Wire has a rich history and valued brand spanning more than 100 years, offering a wide selection of products and capabilities, with a commercial portfolio centered on bar, tube, plate, and sheet products. Central Steel & Wire employs approximately 900 people and has annual revenue of approximately $600 million. Central Steel & Wire will continue to operate under its current brand name following the closing of the transaction.

The transaction values Central Steel & Wire at an enterprise value of $140,000,000 on a cash-free, debt-free basis with a normalized level of working capital. Ryerson intends to fund the acquisition through existing and acquired sources of liquidity given Ryerson’s strong performance and ample liquidity as reported in Ryerson’s first quarter financial results on May 2, 2018.

Eddie Lehner, Ryerson’s President and Chief Executive Officer said, “Since 1909, Central Steel & Wire has cultivated a loyal customer following as an industry standard bearer of customer service. Ryerson’s acquisition of Central Steel & Wire into the Ryerson family of highly valued industrial metal distribution and processing companies takes Ryerson’s ability to provide great customer experiences to another level. We are excited to elevate the best of Central Steel & Wire while leveraging Ryerson’s intelligently networked service centers to infuse Central Steel & Wire’s and Ryerson’s customers with a broader and deeper array of products with comprehensive processing capabilities. By supporting and further developing the Central Steel & Wire brand in the marketplace to existing and new customers, Ryerson continues along a smart growth trajectory that we expect to add meaningfully to shareholder value in the years to come.”

Completion of the transaction has been approved by the board of directors of both companies and following Central Steel & Wire’s entry into the merger agreement, Central Steel & Wire shareholders holding approximately 73% of Central Steel & Wire’s issued and outstanding voting shares executed a written consent approving the merger agreement and the transaction. The transaction is subject to customary closing conditions as well as the termination or expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the absence of any legal restraint challenging the validity of the transaction. The parties expect to close the transaction during the third quarter of 2018.

The description of the transaction contained herein is only a summary and is qualified in its entirety by reference to the definitive merger agreement relating to the transaction, a copy of which will be filed by Ryerson with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson employs around 3,700 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future. Such statements can be identified by the use of forward-looking terminology such as “expect,” “will,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. Forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in any such statements. Potential risks and uncertainties include, but are not limited to, uncertainties as to the expected benefits and costs of the transaction; the expected timing of the completion of the transaction; the parties’ ability to complete the transaction considering the various closing conditions, including any conditions related to obtaining regulatory approvals; the possibility that various closing conditions to the transaction may not be satisfied or waived; and Ryerson’s or Central Steel & Wire’s respective businesses experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees or business partners. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2017 and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. Ryerson does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.